Exhibit 99.1




FOR IMMEDIATE RELEASE

Contact:    Peter J. Pizzo, III
            Chief Financial Officer
            (404) 296-5595

            SEROLOGICALS AGREES TO SELL NON-SPECIALTY BUSINESS

ATLANTA (May 31, 2000) - Serologicals Corporation (Nasdaq/NM: SERO) today announced that it has signed a definitive agreement to sell substantially all of the assets of its Seramed, Inc. subsidiary, which operates its 47 non-specialty donor centers, to Aventis Bio-Services, Inc., a wholly owned subsidiary of Aventis Behring L.L.C. The purchase price is approximately $20 million in cash at closing; Serologicals will retain the working capital of approximately $16 million. Completion of the transaction is subject to customary closing conditions, including applicable regulatory review. The Company anticipates closing in June or July of this year. First Union Securities advised Serologicals in the transaction.

     Desmond H. O'Connell, Jr., Chairman of the Board of Directors, said, "This announcement follows our previously announced plans to pursue the possible divestiture of our non-specialty centers. The sale of this portion of our business represents a very significant event in our plans of reshaping the Company for long-term growth. Although the divestiture would immediately reduce our size in terms of revenues, it will allow us to focus on our higher margin, more profitable specialty antibody, diagnostic and bioscience businesses. We are also very pleased to have entered into this agreement with Aventis, who has been and will continue to be a very important customer of our specialty therapeutic antibody products."

     The donor centers that are being sold generated approximately $62 million of Serologicals' total revenues of approximately $130 million in 1999. The Company will continue to own and operate its 17 specialty donor centers that operate under the Serologicals name, as well as its diagnostic and bioscience operations.

     Serologicals Corporation, headquartered in Atlanta, is a leading worldwide provider of biological materials and services to major healthcare companies. The Company provides value-added antibody-based products that are used as the active ingredients in therapeutic products for the treatment and management of diseases such as Rh incompatibility in newborns, rabies and hepatitis and in diagnostic products such as blood typing reagents and diagnostic test kits. Additionally, the Company, through its protein fractionation facility, provides a variety of proteins used in the manufacturing of diagnostic reagents and tissue culture media components for use as additives in biotech products.

     This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding: the closing of the divestiture; Aventis remaining a customer and the future focus of the Company. These forward-looking statements are subject to certain risks, uncertainties and other factors, including satisfaction of all closing conditions, including regulatory review and approval. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission.

    Serologicals is a registered trademark of Serologicals Royalty Company.

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